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                                                                    EXHIBIT 99.2

                                                        FOR INFORMATION CONTACT:
                                                   Spencer Sias - (650) 424-5782

VARIAN MEDICAL SYSTEMS' BOARD OF DIRECTORS AUTHORIZES REPURCHASE OF ANOTHER TWO MILLION SHARES OF STOCK

PALO ALTO, CALIF., FEBRUARY 14, 2003 - Varian Medical Systems, Inc. (NYSE:VAR) today announced that its Board of Directors has authorized the Company to repurchase up to two million shares through the end of February 2004. The new authorization is effective immediately and follows the completion of an earlier repurchase authorization.

         "We're generating operating cash flow of about $40 million per quarter and we expect that the continuation of our stock repurchase program will be accretive to earnings," said Richard M. Levy, chairman, president and CEO of Varian Medical Systems. "These stock repurchases should enhance shareholder value by helping to offset dilution from employee stock option exercises and our employee stock purchase program."

         Under the earlier repurchase authorization that became effective in August, 2001, Varian Medical Systems spent $83.7 million to repurchase two million shares of stock at an average price of $41.86 per share. As of the end of the first fiscal quarter ended December 27, 2002, the company reported $321 million in cash and marketable securities.

         The stock repurchases will be made from time to time through brokers and dealers on the New York Stock Exchange on in privately negotiated transactions with nonaffiliated stockholders. Shares will be retired and cancelled upon repurchase.

                                      # # #

VARIAN MEDICAL SYSTEMS, INC., (NYSE:VAR) OF PALO ALTO, CALIFORNIA IS THE WORLD'S LEADING MANUFACTURER OF INTEGRATED CANCER THERAPY SYSTEMS, WHICH ARE TREATING THOUSANDS OF PATIENTS PER DAY. THE COMPANY IS ALSO A PREMIER SUPPLIER OF X-RAY TUBES AND FLAT-PANEL DIGITAL SUBSYSTEMS FOR IMAGING IN MEDICAL, SCIENTIFIC, AND INDUSTRIAL APPLICATIONS. VARIAN MEDICAL SYSTEMS EMPLOYS APPROXIMATELY 2,750 PEOPLE WHO ARE LOCATED AT MANUFACTURING SITES IN NORTH AMERICA AND EUROPE AND IN ITS 50 SALES AND SUPPORT OFFICES AROUND THE WORLD. IN ITS MOST RECENT FISCAL YEAR ENDED SEPTEMBER 27, 2002, VARIAN MEDICAL SYSTEMS REPORTED SALES OF $873 MILLION. ADDITIONAL INFORMATION IS AVAILABLE ON THE COMPANY'S INVESTOR RELATIONS WEB SITE AT WWW.VARIAN.COM

         FORWARD LOOKING STATEMENTS

Except for historical information, this news release contains "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. For this purpose, statements concerning the anticipated anti-dilutive effect of stock repurchases and any statements using the terms "should," "expect," or similar statements are forward-looking statements that involve risks and uncertainties that could cause our actual results to differ materially from those projected. Such risks and uncertainties include, without limitation, the risks listed from time to time in our filings with the Securities and Exchange Commission. We assume no obligation to, and you should not expect us to, update or revise the forward-looking statements in this release.